Exhibit 99.1
INFORMATION

Furniture Brands International, Inc.
FOR IMMEDIATE RELEASE	1 North Brentwood Blvd.
St. Louis, Missouri 63105
For Further Information Call
John Hastings
314-863-1100
FURNITURE BRANDS INTERNATIONAL ADDS BOARD MEMBER
ST. LOUIS — December 1, 2008 — Furniture Brands International (NYSE: FBN) today announced that Maureen A. McGuire has joined the company’s board of directors. Ms. McGuire was most recently Chief Marketing Officer for Sears Holdings Corporation and has held senior marketing and strategy positions with IBM Corporation. She will serve on the board’s Governance and Nominating Committee.
“We are delighted to have Maureen join Furniture Brands’ board,” said Ralph P. Scozzafava, Chairman and Chief Executive Officer. “She brings world-class marketing expertise and broadens the skill set of the board. Her insights will be especially useful as we transform Furniture Brands to a consumer products company that leverages the power of our brands.”
For the past three years, Ms. McGuire served as Executive Vice President and Chief Marketing Officer for Sears Holdings, where she was responsible for all marketing activities at the Sears and Kmart retail operations. She had elected to resign her position in August to pursue other interests. Prior to joining Sears Holdings, Ms. McGuire had a 30-year career with IBM in which she rose through the marketing organization to hold global strategy and marketing positions.
About Furniture Brands
Furniture Brands International (NYSE: FBN) is a vertically integrated operating company that is one of the nation’s leading designers, manufacturers, and retailers of home furnishings. It markets through a wide range of retail channels, from mass merchant stores to single-brand and independent dealers to specialized interior designers. Furniture Brands serves its customers through some of the best known and most respected brands in the furniture industry, including Broyhill, Lane, Thomasville, Drexel Heritage, Henredon, Pearson, Hickory Chair, Laneventure, and Maitland-Smith.